Berkshire Hills Announces Board Changes

Pittsfield, MA – March 22, 2013 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced the following changes to the membership of the Boards of Directors of both the Company and its subsidiary, Berkshire Bank:

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John W. Altmeyer was appointed a director on March 18, 2013.  He has served since 1997 as President and Chief Executive Officer of Carlisle Syntec, Inc., located in Carlisle, Pennsylvania.  Carlisle Syntec, a roofing manufacturer, is a key segment of Carlisle Companies, a New York Stock Exchange listed company. Prior to joining Carlisle in 1987, he was previously employed by Syracuse-based Carrier Corporation.  Mr. Altmeyer served as a director since 1992 of Beacon Federal Bancorp, Inc. which was acquired by Berkshire in October 2012.

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Laurie Norton Moffatt will be a director nominee to stand for election at the 2013 Annual Meeting of Stockholders. Ms. Moffatt currently serves as the Director and Chief Executive Officer of the Norman Rockwell museum in Stockbridge, Massachusetts.  Under her leadership, the museum became the first to receive the National Humanities Medal, America’s highest humanities honor.  Ms. Moffatt has served as a delegate and speaker for the U.S. State Department.  An active community leader, she is a founder of 1Berkshire and Berkshire Creative Economy Council and currently serves as a trustee of Berkshire Health Systems.

Berkshire Chairman, President and Chief Executive Officer, Michael Daly, stated “I am very pleased to welcome our new director, John Altmeyer, and our director nominee, Laurie Norton Moffatt.  These individuals have demonstrated career success and distinction at a national level in their fields.  Mr. Altmeyer served for many years as a director of Beacon Federal, our recent merger partner, and he has extensive knowledge of our markets in Syracuse and Central New York.  Ms. Moffatt is an outstanding leader and scholar, including her many contributions to the growth and prosperity of the Berkshire County economy.”

Mr. Daly continued, “I also wish to express the appreciation of the Board and the entire Company to David Phelps, who will be concluding his service as director at the expiration of his current term at the time of our upcoming annual meeting.  As President and Chief Executive Officer of Berkshire Health Systems, Dave has made important contributions to our success based on his executive experience and close ties to the local community and economy.  I look forward to his ongoing presence and local involvement as a business leader and chief executive of the primary healthcare network in this region.”

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has approximately $5.3 billion in assets and 75 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.
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CONTACTS

Investor Relations Contact
Allison O’Rourke, Investor Relations; 413-236-3149

Media Contact
Lori Gazzillo; Communit